AMENDMENT NO. 1 TO
AGREEMENT

Amendment No. 1 (the “Amendment”) entered into as of the 16th day of May, 2007 (the “Effective Date”) to the Voting Agreement dated as of April 2, 2007 (the “Agreement”), by and among Wynnefield Partners Small Cap Value, L.P. (“Wynnefield”) with an address at 450 Seventh Avenue, Suite 509, New York, New York 10123, Goldsmith & Harris Incorporated (“Goldsmith & Harris”) with an address at 80 Pine Street, New York, New York 10005 and Terrier Partners LP (“Terrier Partners”) with an address at 145 East 57th Street, 10th floor, New York, New York 10022.

 WHEREAS, pursuant to the Agreement, the parties agreed, among other things, to (i) vote at the 2007 Annual Meeting of Breeze-Eastern Corporation (“Breeze-Eastern”) all of the shares of stock of Breeze-Eastern which the parties and their respective affiliates beneficially own for four director nominees to be agreed to by the parties; and (ii) to file with the Securities and Exchange Commission a joint Schedule 13D reporting that such parties have formed a group (“Group”) for the primary purpose of voting securities of the Breeze-Eastern in favor of the director nominees.

WHEREAS, the parties hereto desire to amend the Agreement to reflect that as of the Effective Date, Terrier Partners is no longer a party to the Agreement and has withdrawn from the Group.

NOW, THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Withdrawal from Agreement and Group Subject to the terms and conditions set forth in the Amendment, the Agreement is hereby amended to provide that, as of the Effective Date, Terrier Partners is no longer an “Interested Party” as such term is defined in the Agreement and has withdrawn from the Group. Notwithstanding anything to the contrary set forth in the Agreement and the withdrawal of Terrier Partners as of the Effective Date, the reimbursement obligations of Terrier Partners under Section 3 of the Agreement for costs and expenses incurred before the Effective Date, the obligations of the parties pursuant to the last sentence of Section 4 of the Agreement (which, in the case of Terrier Partners, occurred prior to the Effective Date) and liability for breaches of representations set forth in Section 11 of the Agreement shall survive the withdrawal. The parties agree to file an amendment to the Group Schedule 13D reflecting the withdrawal of Terrier Partners from the Group.

2. Exhibit B. Exhibit B of the Agreement is hereby amended to read in its entirety as follows:

EXHIBIT B

Actions to be Voted on

A.	Against any adjournment or postponement of the 2007 Meeting until a vote has occurred on each of the items below.

B.	For the election at the 2007 Meeting of the following four director nominees:

(i) Jay R. Harris; (ii) William H. Alderman; (iii) Frederick Wasserman and (iv) Russell M. Sarachek.

In the event that Jay Harris shall be unable to serve for any reason, Goldsmith and Harris Incorporated shall have the right to select a replacement Nominee. In the event that William H. Alderman or Frederick Wasserman shall be unable to serve for any reason, Wynnefield Partners shall have the right to select a replacement Nominee. In the event Russell M. Sarachek shall be unable to serve for any reason, the continuing Interested Parties shall agree on a replacement Nominee. Additionally, in the event Breeze-Eastern purports to increase the number of directorships pursuant to its Bylaws or otherwise increases the number of directors to be elected at the 2007 Meeting, the Interested Parties may nominate additional persons as directors to fill any vacancies created by the increase or to fill any additional positions on the board which the stockholders shall vote on at the 2007 Meeting.

C.
For the re-election of four incumbent directors of Breeze-Eastern, the identity of whom is to be agreed to by all of the continuing Interested Parties, assuming such directors’ willingness to serve, and the inclusion of such directors on the Interested Parties’ proxy and ballot setting forth the nominees described in Item B above or upon agreement of all of the Interested Parties, to withhold votes or vote against all director nominees, other than those nominated pursuant to item B above.

3. Exhibit C. Exhibit C of the Agreement is hereby amended to read in its entirety as follows:

EXHIBIT C

With respect to all costs and expenses incurred after May 16, 2007, the following is the schedule of Interested Party Shares:

Interested Party	Interested Party Share

Wynnefield Partners Small Cap Value, L.P.	63.25%

Goldsmith & Harris Incorporated	36.75%

4.
Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

5.	Ratification. Except as amended hereby, the Agreement shall remain in full force and effect and is hereby ratified, confirmed and approved in all respects.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

Wynnefield Partners Small Cap Value, L.P. By: Wynnefield Capital Management, LLC, its General Partner

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

Goldsmith & Harris Incorporated

By:	/s/ Philip W. Goldsmith
Philip W. Goldsmith, Chairman

Terrier Partners LP By: B Doggy LLC, its General Partner

By:	/s/ Bobby Melnick
Bobby Melnick, Managing Member